Exhibit 99.1

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Acquires the VitaminFIZZ® Brand

Nashua, NH, November 21, 2013: Minerco Resources, Inc. (OTCQB: MINE) (the “Company”), the parent company of Level 5 Beverage Company (“Level 5”), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands, announced today that Level 5 has acquired its newest brand: VitaminFIZZ® from VitaminFizz L.P.

VitaminFIZZ® was envisioned and developed by Power Brands Consulting, LLC (“Power Brands”) under contract from VitaminFizz L.P. The Partners, including Power Brands, are some of the most influential companies and individuals in the beverage industry, but the Limited Partners will remain publically silent until the brand is re-introduced to the market. Internally, Level 5 plans to utilize all the partners combined expertise to the fullest extent possible for all of our brands: LEVEL 5™, COFFEE BOOST™ and VitaminFIZZ®.

VitaminFIZZ® is a low calorie, vitamin enhanced soda, similar in concept to the popular VitaminWater®, only in carbonated format. VitaminFIZZ® contains 100% of daily vitamin C, high doses of B vitamins and is only 20 calories. VitaminFIZZ® was extensively tested in the market in 2011, but the launch was delayed while the partners’ efforts were focused on other very fast moving, well known consumer brands which are now distributed in over 40,000 locations. Countless retailers and consumers are asking, even pleading, for the re-introduction of VitaminFIZZ® via the company’s website, so much so that the website was taken offline until the brand is ready for re-launch.

VitaminFIZZ® is currently being re-vitalized by Power Brands in a new 16oz. plastic bottle and will be re-introduced into the market in the very near future. Under the terms of the acquisition, VitaminFIZZ® will appoint a member to the Board of Directors of Level 5 Beverage Company, Inc.

Darin Ezra, CEO of Power Brands commented “In the ever expanding beverage industry, it is important to align yourself with the right partners. It has taken longer than anticipated, but we were not ready to settle for second best. Level 5 is the perfect complement to an amazing team of beverage industry champions and a world class brand.”

In our latest Form-10K and Shareholder Letter, we reported and announced that we had raised capital over the last few months.  This acquisition marks our initial use of our capital to strategically build a balanced and diversified beverage portfolio.

In addition, we (Level 5 and Power Brands) are in advanced discussions about acquiring other existing brands / products which fit into our brand umbrella and would immediately add to our scope and / or revenues.

John Powers, the CEO of the company said, "Consistent with our Strategic Corporate Goal of producing and selling all-natural, low calorie products, VitaminFIZZ® is our first product available in a 16 oz. plastic bottle. VitaminFIZZ® is a premier brand that has been market tested. The partnership with VitaminFizz, L.P. is our most prominent step to date in our quest to build and grow a fully diversified beverage company. We will achieve this growth both organically through our LEVEL 5™ offerings and via acquisition of other brands.  We are extremely excited and proud to add VitaminFIZZ® into Level 5’s brand portfolio. Like always, we will keep you informed of developments and opportunities as they happen”

Please contact:	Minerco Resources, Inc. info@minercoresources.com John F. Powers, 603-732-6948

Public Disclosure

Details of the Company’s business, finances and agreements can be found as part of the Company’s continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information, please visit: www.minercoresources.com.

The above statements have not been evaluated by the Food and Drug Administration (FDA). This product is not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.